Pricing Supplement dated January 6, 2006 (To Prospectus dated September 26, 2003 and Prospectus Supplement dated September 26, 2003)	Rule 424(b)(2)* File No. 333-108464 Cusip No.88319QH97

Textron Financial Corporation

Medium-Term Notes, Series E

Due Nine Months or More from Date of Issue

Textron Financial Canada Funding Corporation

Medium-Term Notes, Series E-CAD

Due Nine Months or More from Date of Issue

Fully and Unconditionally Guaranteed

by

Textron Financial Corporation

Floating Rate

Issuer: Textron Financial Corporation

Principal Amount: $50,000,000	Initial Interest Rate: 4.6685%
Agent's Discount or Commission: $141,000	Original Issue Date: January 12, 2006
Net Proceeds to Issuer: $49,859,000.00	Stated Maturity Date: January 12, 2009

Interest Category

☒ Regular Floating Rate Note

☐ Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate: %
☐ Inverse Floating Rate Note ☐ Fixed Interest Rate: %

Interest Rate Basis or Bases:

☐ CD Rate	☐ Federal Funds Rate	☐ Prime Rate
☐ CMT Rate	☒ LIBOR	☐ Other (see attached)
☐ Commercial Paper Rate	☐ Treasury Rate

If LIBOR:

☐ LIBOR Reuters Page:
☒ LIBOR Telerate Page: 3750

LIBOR Currency: US$

If CMT Rate:

CMT Telerate Page:
☐ Telerate Page 7051
☐ Telerate Page 7052
☐Weekly Average
☐Monthly Average

Spread (+/-): +10 bps	Maximum Interest Rate: %

Spread Multiplier: N/A	Minimum Interest Rate: %

Index Maturity: 3 month

Initial Interest Reset Date: April 12, 2006

Interest Reset Dates: Quarterly, on the 12th day of January, April, July and October

Interest Payment Dates: Quarterly, on the 12th day of January, April, July and October

Interest Determination Dates: Two London business days prior to each Interest Reset Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):

Day Count Convention:

☒ Actual/360 for the period from January 12, 2006 to January 12, 2009
☐ Actual/Actual for the period from _______ to _______
☐ 30/360 for the period from _______ to _______

Redemption:

☒ The Notes cannot be redeemed prior to the Stated Maturity Date.
☐ The Notes can be redeemed prior to Stated Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: ____%
Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

☒ The Notes cannot be repaid prior to the Stated Maturity Date.
☐ The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s): Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount: ☐	Yes ☒	No
Issue Price: %
Total Amount of OID:
	Yield to Maturity:	%
Initial Accrual Period OID:

Agent:

☒   Merrill Lynch, Pierce, Fenner & Smith
                   Incorporated

☐    Banc of America Securities LLC

☐    Barclays Capital Inc.

☐    Citigroup Global Markets Inc.

☐    Credit Suisse First Boston LLC

☐    Deutsche Bank Securities Inc.

☐ HSBC Securities (USA) Inc. ☐ J.P. Morgan Securities Inc. ☐ Tokyo-Mitsubishi International plc ☐ UBS Securities LLC ☐ Wachovia Securities Inc. ☐ Other: _____________________

Agent acting in the capacity as indicated below:

☐ Agent ☒ Principal

If as Principal:

☐ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☒ The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

If as Agent:

The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

Other provisions:

Terms are not completed for certain items above because such items are not applicable.

*This Pricing Supplement is being refiled under Rule 424(b)(2) because the supplement, in reliance with past practice, was erroneously filed under Rule 424(b)(3).

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